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                                                                   EXHIBIT 23(a)

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
SouthTrust Corporation


         We consent to the incorporation by reference in pre-effective Amendment No. 1 to the registration statement (Amendment No. 1 to Form S-4 (registration number 333-113566) for the registration of shares of SouthTrust Corporation common stock in connection with the acquisition of FloridaFirst Bancorp) of SouthTrust Corporation of our report dated February 13, 2004, with respect to the consolidated balance sheets of SouthTrust Corporation as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 2003, annual report on Form 10-K of SouthTrust Corporation.


         Our report dated February 13, 2004 contains an explanatory paragraph that states that the consolidated financial statements of the Company were audited by other auditors who have ceased operations. As described in Note A, certain amounts in the 2001 consolidated financial statement have been reclassified to conform to the 2003 presentation. Additionally, as described in Note H, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Furthermore, as described in Note S, the Company changed the composition of its reportable segments in 2003, and the amounts in the 2001 consolidated financial statements relating to reportable segments have been restated to conform to the 2003 composition of the reportable segments.





/s/ KPMG LLP

Birmingham, Alabama
April 1, 2004